EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Susan E. Stricklin	James R. Reske
Vice President, Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
sstricklin@homesavings.com	jreske@ucfconline.com
United Community Financial Corp. Announces Fourth Quarter Results
Highlights:
•	Net interest margin increased to 3.33% for the fourth quarter
•	Capital ratios were 8.22% (Tier 1 Leverage) and 12.80% (Total Risk-Based Capital) at December 31, 2009
•	Mortgage loan originations reached nearly $500 million in 2009 (a 77% increase over the prior year)
•	Tangible book value was $7.09 per share as of December 31, 2009
YOUNGSTOWN, Ohio (February 1, 2010) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings), today reported a consolidated net loss of $16.3 million, or $(0.54) per diluted share, for the three months ended December 31, 2009. This compares to a net loss of $867,000, or $(0.03) per diluted share, for the three months ended September 30, 2009, and a net loss of $3.5 million, or $(0.12) per diluted share, for the three months ended December 31, 2008.
The Company also reported a net loss for the year ended December 31, 2009, of $16.8 million, or $(0.56) per diluted share, compared to a net loss of $35.3 million, or $(1.20) per diluted share, for the year ended December 31, 2008.

The loss incurred for the fourth quarter of 2009 was primarily due to an increase in the provision for loan losses, the establishment of a valuation allowance related to the net deferred tax asset and, to a lesser extent, write-downs of real estate owned by the Company. The provision for loan losses was $22.7 million, part of which reflected the need to charge-off $9.0 million for one commercial loan relationship. As previously reported (on Form 8-K dated November 24, 2009), the Company concluded that these loans had become impaired because the borrowers were unlikely to perform their obligations in accordance with the terms and conditions of the loan documents. During the fourth quarter, the Company also determined that it was necessary to establish a valuation allowance of $7.6 million related to net deferred tax assets. This allowance is subject to reversal depending on future earnings. In addition, write-downs of real estate owned aggregated $1.6 million during the fourth quarter of 2009 and were attributable primarily to the decline in market value of certain commercial real estate properties owned by the Company as a result of foreclosure. These costs were offset partially by an increase in noninterest income.
Chairman, President and Chief Executive Officer Douglas M. McKay commented, “Asset quality improvement continues to remain the highest strategic goal of the Company. Considerable effort has been made to ensure that proper steps are being taken to minimize the impact of non-performing assets. Recent reports on economic indicators suggest that a slow economic recovery has already begun, and we eagerly anticipate the eventual stabilization and improvement the recovery will bring to the residential and commercial real estate markets.”
Net Interest Income and Margin
Net interest income was $19.1 million in the fourth quarter of 2009, a decrease from $19.4 million for the third quarter of 2009 but an increase from $18.6 million for the fourth quarter of 2008. The change in net interest income for the quarter ended December 31, 2009 as compared to the quarter ended September 30, 2009 is primarily the result of a reduction of interest income related to a sale of $68.9 million of one-to four-family mortgage loans completed in early December 2009. Despite the decline in net interest income, the Company’s net interest margin in the fourth quarter improved to 3.33% compared to 3.32% in the third quarter, as the Company earned interest income on a smaller asset base.
The increase in net interest income for the quarter ended December 31, 2009 as compared to the same quarter last year is primarily the result of the repricing of certificates of deposit, the replacement of maturing brokered certificates of deposit with lower cost funding and the migration of higher cost certificates of deposit to lower cost checking and savings accounts. These lower expenses more than offset lower interest income earned on net loans in the fourth quarter of 2009.
The Company’s fourth-quarter net interest margin was 3.33%, compared to 2.96% in the year-ago period. On a year-to-year basis, the net interest margin for the year ended December 31, 2009, increased 33 basis points to 3.20% compared to 2.87% for the year ended December 31, 2008. Similar to that of the quarter-to-quarter comparison, the net interest income increase was due primarily to decreases in the cost of funds exceeding declines in yields earned on loans and securities.

Asset Quality
The provision for loan losses increased to $22.7 million in the fourth quarter of 2009, compared to $5.6 million in the third quarter of 2009 and $10.6 million in the fourth quarter of 2008. The provision for loan losses was $49.1 million for the year ended December 31, 2009, compared to $25.3 million for the year ended December 31, 2008. The increase in the provision for loan losses in the fourth quarter of 2009 is primarily the result of a review of a single loan relationship resulting in a specific reserve of $9.0 million, as previously mentioned. In the course of a recurring asset review, the Company also downgraded a number of loans, resulting in the recognition of an additional provision expense of $7.6 million. Loans charged off in excess of reserves also affected the provision for loan losses, causing a need to recognize additional reserves of $2.8 million during the quarter. The remaining provision for loan losses taken in the fourth quarter related primarily to the application of the Company’s historical charge-off experience to the various pools of loans in the Company’s portfolio.
Net loan charge-offs were $19.3 million in the fourth quarter of 2009, compared to $6.6 million in the preceding quarter and $8.0 million in the fourth quarter a year ago. The net charge-offs include the $9.0 million relating to the loan relationship described above, as well as partial charge-offs of select one-to four-family mortgage loans, multifamily loans, non-residential real estate loans and commercial loans to appropriately reflect the declining value of the collateral supporting such loans.
The allowance for loan losses increased to $42.3 million, or 2.22% of the loan portfolio, as of December 31, 2009, compared to $36.0 million, or 1.61% of the loan portfolio, as of December 31, 2008. Nonperforming assets, which consist of nonperforming loans, real estate owned and other repossessed assets, increased $12.7 million to $146.8 million at December 31, 2009, compared to $134.1 million at December 31, 2008. The allowance for loan losses was equal to 36.49% of nonperforming loans at December 31, 2009, an increase from 34.75% at September 30, 2009 and 34.29% at December 31, 2008.
Noninterest Income
In the fourth quarter of 2009, the Company recognized noninterest income of $4.9 million, compared to $119,000 in the preceding quarter and a loss of $1.0 million in the fourth quarter of 2008. The change in noninterest income recognized in the fourth quarter of 2009 as compared to the third quarter was primarily the result of a $2.3 million decrease in losses recognized on the valuation and disposal of real estate owned, higher gains recognized on the sale of loans in the fourth quarter and lower other-than-temporary-impairment charges on available for sale securities. The Company recognized a $1.8 million gain in mortgage banking income on the sale of $68.9 million of one-to four-family loans in the fourth quarter of 2009. The change in noninterest income recognized in the fourth quarter of 2009 as compared to the same quarter last year was the result of the aforementioned gain on the sale of loans and a decrease in other-than-temporary-impairment charges on available for sale securities. These positive changes were offset partially by a decrease in gains recognized on the sale of available for sale securities.

Noninterest income for the year ended December 31, 2009, was $13.9 million, compared to $5.8 million for 2008. The increase in noninterest income recognized in the year ended December 31, 2009 compared to the year ended December 31, 2008 is due primarily to lower other-than-temporary-impairment charges recognized on available for sale securities, higher gains recognized on the sale of loans and higher service fees and other charges. These increases more than offset increases in losses recognized on the valuation and disposition of other real estate owned.
“Despite the difficult economic environment, we have remained committed to providing financial solutions to customers within the communities we serve. In fact, in 2009, we originated nearly half a billion dollars in residential mortgage loans, a 77% increase over the prior year,” said McKay.
Noninterest Expense
Noninterest expense was $14.7 million in the fourth quarter of 2009, compared to $15.4 million in the third quarter of 2009 and $14.5 million for the fourth quarter of 2008. The decreased expense in the fourth quarter of 2009 as compared to the third quarter is a result of lower federal deposit insurance premiums and lower salary and employee benefit expenses. Federal deposit insurance premium expense declined in the fourth quarter due to a reduction in the Company’s deposit base. The increase in expense in the fourth quarter of 2009 as compared to the same quarter last year was minimal.
Noninterest expense was $63.6 million through the year ended December 31, 2009, compared to $94.2 million for the year ended December 31, 2008. The change is primarily a result of the goodwill impairment charge recognized in the third quarter of 2008, and a $2.1 million decrease in salary and employee benefit expenses. These positive changes were offset partially by increased federal deposit insurance premiums and higher expenses related to maintenance and real estate taxes on real estate owned.
The Company’s efficiency ratio improved to 56.97% in the fourth quarter of 2009, as compared with 65.02% in the third quarter and 73.76% in the year-ago period. On an annual basis, the efficiency ratio improved from 68.53% for 2008 to 65.60% for 2009. McKay said, “Our improvements in this area are a direct result of our strategic initiatives to focus on our core banking business and contain operating expenses throughout the Company.”
Income Taxes
The Company has recorded a deferred tax asset, included in other assets, of approximately $11.3 million. When determining the amount of deferred tax assets that are more likely than not to be realized, and therefore recorded, the Company conducts a regular assessment of all available information. This information includes, but is not limited to, taxable income in prior periods, projected future income, and projected future reversals of deferred tax items. Based on these criteria, and in particular fourth quarter activity surrounding the provision for loan losses, the Company determined that the most prudent course of action was to establish a valuation allowance against the deferred tax asset of $7.6 million. This valuation allowance directly affected the Company’s net income and capital ratios for the year ended December 31, 2009.

On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 was signed into law. Notably, the act provides an election for most taxpayers to carryback net operating losses (NOLs) from 2008 or 2009 for up to five years, thereby increasing the carryback period for such NOLs from the general two-year carryback period. The carryback provision will enable the Company to carryback a taxable loss generated in 2009 and, although it will have no income effect, the Company expects to receive a cash refund of approximately $2.5 million.
Financial Condition
Total assets were $2.3 billion at December 31, 2009, a decrease of $279.6 million compared to December 31, 2008. The change is attributable to declines in all major segments of the Company’s loan portfolio. The Company’s construction and commercial loan portfolios declined due to the strategic objective of reducing concentrations in these portfolios. Furthermore, due to a lower interest rate environment, refinance activity accelerated in 2009. The result of this acceleration was a decline in the portfolio of one-to four-family loans, as existing loans in the portfolio were refinanced and a majority of the newly originated loans were sold into the secondary market. Additionally, the Company designated for sale and sold approximately $68.9 million of one-to four-family loans in the fourth quarter, recognizing a gain of $1.8 million. The decrease in loans was partially offset by an increase in securities available for sale.
Total liabilities decreased by $264.5 million during the year ended December 31, 2009. Total deposits at December 31, 2009, were $1.8 billion, a decrease of $116.4 million from December 31, 2008 largely because of maturities of brokered deposits of $130.0 million and retail certificates of deposit of $55.2 million, which were partially offset by an increase of $74.0 million in savings and checking deposits.
Federal Home Loan Bank advances were $221.3 million at December 31, 2009, compared to $337.6 million at December 31, 2008. Federal Home Loan Bank advances decreased because the Company had lower funding needs due to the decrease in net loans. Repurchase agreements and other borrowings decreased $28.5 million from $125.3 million at December 31, 2008 to $96.8 million at December 31, 2009. Repurchase agreements and other borrowings decreased as the Company paid off $20.0 million in higher-cost repurchase agreements in exchange for additional collateral on the remaining repurchase agreements. The Company also paid in full a line of credit, of which $6.9 million had been outstanding at December 31, 2008.
Shareholders’ equity decreased $15.1 million at December 31, 2009, compared to December 31, 2008. The change was primarily attributable to the net loss of $16.8 million for the year. Partially offsetting the net loss for the year was a $475,000 change in other comprehensive income, due to an increase in unrealized gains on available for sale securities during the year ended December 31, 2009. Tangible book value per share as of December 31, 2009, was $7.09, compared with $7.57 as of December 31, 2008.

Home Savings is a wholly-owned subsidiary of the Company and operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	December 31, 2009	December 31, 2008
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$45,074	$43,417
Securities	281,348	215,731
Federal Home Loan Bank stock, at cost	26,464	26,464
Loans held for sale	10,497	16,032
Loans:
Real estate	1,347,050	1,497,940
Construction	191,836	291,152
Consumer	309,202	348,834
Commercial	60,217	101,489
Allowance for loan losses	(42,287)	(35,962)

Net loans	1,866,018	2,203,453
Real estate owned and other repossessed assets	30,962	29,258
Core deposit intangible	661	884
Cash surrender value of life insurance	26,198	25,090
Assets of discontinued operations—Butler Wick Corp.	—	5,562
Other assets	51,205	52,182

Total assets	$2,338,427	$2,618,073

LIABILITIES
Deposits:
Interest-bearing	$1,642,722	$1,779,676
Noninterest-bearing	126,779	106,255

Deposits	1,769,501	1,885,931
Federal Home Loan Bank advances	221,323	337,603
Repurchase agreements and other	96,833	125,269
Liabilities of discontinued operations—Butler Wick Corp.	—	2,388
Other liabilities	30,987	31,959

Total liabilities	2,118,644	2,383,150

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued and 30,897,825 outstanding	145,775	146,439
Retained earnings	148,674	165,447
Accumulated other comprehensive income	4,110	3,635
Unearned employee stock ownership plan shares	(5,821)	(7,643)
Treasury stock, at cost; 2009 and 2008 — 6,906,632 shares	(72,955)	(72,955)

Total shareholders’ equity	219,783	234,923

Total liabilities and shareholders’ equity	$2,338,427	$2,618,073

Book value per share	$7.11	$7.60
Tangible book value per share	$7.09	$7.57

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(Dollars in thousands, except per share data)

SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$31,289	$32,755	$36,601	$131,863	$152,178
Interest expense	12,196	13,350	17,993	55,949	78,916

Net interest income	19,093	19,405	18,608	75,914	73,262

Provision for loan losses	22,740	5,579	10,620	49,074	25,329
Noninterest income:
Non-deposit investment income	350	366	296	1,424	1,624
Service fees and other charges	2,286	2,012	(214)	8,531	6,177
Net gains (losses):
Securities	—	481	948	1,863	1,898
Other-than-temporary impairment of securities	(56)	(572)	(1,058)	(778)	(6,087)
Mortgage banking income	2,677	559	(62)	6,164	2,809
Real estate owned and other repossessed assets	(1,634)	(3,964)	(1,933)	(7,918)	(4,770)
Other income	1,228	1,237	1,004	4,632	4,133

Total noninterest income	4,851	119	(1,019)	13,918	5,784

Noninterest expense:
Salaries and employee benefits	7,148	7,558	6,281	30,493	32,570
Goodwill impairment charge	—	—	—	—	33,593
Occupancy	871	915	975	3,669	3,731
Equipment and data processing	1,557	1,578	1,707	6,525	6,814
Amortization of core deposit intangible	51	54	65	223	285
Deposit insurance premiums	1,050	1,531	1,417	7,304	3,233
Professional fees	946	951	1,265	3,520	3,400
Real estate owned and other repossessed asset expenses	431	527	524	2,713	2,061
Other noninterest expense	2,600	2,271	2,311	9,193	8,499

Total noninterest expense	14,654	15,385	14,545	63,640	94,186

Loss before taxes and discontinued operations	(13,450)	(1,440)	(7,576)	(22,882)	(40,469)
Income tax expense (benefit)	2,812	(573)	(3,236)	(1,160)	(3,240)

Net loss before discontinued operations	(16,262)	(867)	(4,340)	(21,722)	(37,229)
Discontinued operations:
Net income of Butler Wick Corp., net of tax	—	—	843	4,949	1,950

Net loss	$(16,262)	$(867)	$(3,497)	$(16,773)	$(35,279)

Basic earnings (loss) from continuing operations	$(0.54)	$(0.03)	$(0.15)	$(0.73)	$(1.26)
Basic earnings from discontinued operations	—	—	0.03	0.17	0.06
Basic earnings (loss)	(0.54)	(0.03)	(0.12)	(0.56)	(1.20)
Diluted earnings (loss) from continuing operations	(0.54)	(0.03)	(0.15)	(0.73)	(1.26)
Diluted earnings from discontinued operations	—	—	0.03	0.17	0.06
Diluted earnings (loss)	(0.54)	(0.03)	(0.12)	(0.56)	(1.20)

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
	(Dollars in thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $42,287, $38,845 and $35,962, respectively)	$1,898,786	$2,001,178	$2,228,768
Loans held for sale	56,513	8,329	6,764
Securities	292,089	281,343	233,233
Other interest-earning assets	47,577	57,219	44,123
Total interest-earning assets	2,294,965	2,338,089	2,512,888
Assets of discontinued operations—Butler Wick Corp.	—	—	26,948
Total assets	2,422,004	2,467,834	2,666,295
Certificates of deposit	1,046,046	1,082,946	1,233,233
Interest-bearing checking, demand and savings accounts	593,387	580,297	553,287
Other interest-bearing liabilities	385,600	417,063	483,826
Total interest-bearing liabilities	2,025,033	2,080,306	2,270,346
Noninterest-bearing deposits	123,144	124,933	109,162
Total noninterest-bearing liabilities	157,691	148,179	135,435
Liabilities of discontinued operations—Butler Wick Corp.	—	—	14,304
Total liabilities	2,182,724	2,228,485	2,420,085
Shareholders’ equity	239,280	239,349	246,210

SUPPLEMENTAL LOAN DATA:

Loans originated	$110,085	$108,092	$76,002
Loans purchased	2,274	81	27,571
Loans sold	113,488	43,113	24,362
Loan charge-offs	19,458	6,728	7,967
Recoveries on loans	160	162	123

	As of	As of	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$112,218	$107,462	$98,253
Restructured loans in accrual status	17,640	1,949	1,797
Restructured loans in nonaccrual status	5,008	1,469	1,761
Total nonperforming loans	115,887	111,792	104,884
Real estate owned and other repossessed assets	30,962	27,607	29,258
Total nonperforming assets	146,849	139,399	134,142
Mortgage loans serviced for others	1,063,412	991,618	921,000
Securities available for sale, at fair value	281,348	296,461	215,731
Federal Home Loan Bank stock, at cost	26,464	26,464	26,464

PERFORMANCE AND REGULATORY CAPITAL DATA:

Return on average assets	-2.69%	-0.14%	-0.52%
Return on average equity	-27.18%	-1.45%	-5.68%
Net interest margin	3.33%	3.32%	2.96%
Efficiency ratio	56.97%	65.02%	73.76%
Tier 1 leverage ratio	8.22%	8.68%	8.20%
Tier 1 risk-based capital ratio	11.53%	11.77%	10.80%
Total risk-based capital ratio	12.80%	13.03%	12.06%